Exhibit 10.3

AMENDMENT NO. 1 TO THE

STANDBY EQUITY PURCHASE AGREEMENT

November 19, 2025

This Amendment No. 1 (the “Amendment”) to the Standby Equity Purchase Agreement (the “SEPA”), dated October 24, 2025, by and between YA II PN, Ltd., a Cayman Islands exempt limited company (the “Investor”), and Jupiter Neurosciences, Inc., a company incorporated under the laws of the State of Delaware (the “Company”), is entered into effective as of November 19, 2025. Capitalized terms used but not defined herein are used as defined in the SEPA.

WHEREAS, per Section 12.02 of the SEPA, the Company and the Investor may amend the SEPA by mutual written consent.

NOW, THEREFORE, the Company and the Investor agree as follows:

1.	Section 3.02(c) of Advance Limitations, Regulatory is amended and restated in its entirety as set forth below:

“Compliance with Rules of Principal Market. Notwithstanding anything to the contrary in this Agreement or any of the other Transaction Documents, the Company shall not issue or sell any Common Shares under this Agreement, and the Investor shall not purchase or acquire any Common Shares under this Agreement, to the extent that after giving effect thereto, the aggregate number of Common Shares (including the Commitment Shares) that would be issued under this Agreement, together with Common Shares issued upon conversion of the Promissory Notes, would exceed 6,855,459 Common Shares (such number of Common Shares equal to 19.99% of the aggregate number of Common Shares issued and outstanding immediately prior to the execution of this Agreement), subject to adjustment for any stock splits, stock combinations, stock dividends and other similar transactions, which number of Common Shares shall be reduced, on a share-for-share basis, by the number of Common Shares issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by this Agreement and the Promissory Notes under the applicable rules of the Principal Market (such maximum aggregate number of Common Shares that may be issued under this Agreement and upon conversion of the Promissory Notes, collectively, the “Exchange Cap”); provided that the Exchange Cap shall not apply to issuances of Common Shares under this Agreement if the Company’s stockholders have approved the issuance of Common Shares under this Agreement which, together with Common Shares issued upon conversion of the Promissory Notes, are in excess of the Exchange Cap, in accordance with the applicable rules of the Principal Market.”

2.	Section 5.11(a) is amended and restated in its entirety as set forth below:

“Authorized and Outstanding Capital Stock. As of the date hereof, the authorized capital stock of the Company consists of 125,000,000 shares of common stock, $0.0001 par value, of which 34,294,446 are issued and outstanding. As of the date hereof, the Company has reserved 5,250,000 Common Shares for issuance to parties or Persons other than the Investor.”

3.	Except as specifically set forth herein, all other provisions of the SEPA remain in full force and effect.

4.	Section 3.02(c) and Section 5.11(a) are supplemented and amended such that this Amendment and the SEPA constitute the entire agreement of the parties.

5.	This Amendment may be executed in counterparts, each of which shall be deemed an original and together shall constitute an agreement binding on both parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

COMPANY:
Jupiter Neurosciences, Inc.

By:	/s/ Christer Rosén
Name:	Christer Rosén
Title:	Chairman and Chief Executive Officer

INVESTOR:
YA II PN, Ltd.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

By:	Yorkville Advisors Global II, LLC
Its:	General Partner

By:	/s/ Matthew Beckman
Name:	Matthew Beckman
Title:	Manager